Professional Conduct

Intent of Professional Conduct Policy

The intent of this policy is to prevent violations of the securities laws, fraud, and/or the appearance of or an actual conflict of interest. Therefore, if you believe the following policy does not address all situations in which a violation, fraud or conflict of interest might occur, you must bring it to the immediate attention of Peter Gozelski, Charles Gehring, Lisa Miller or Jim Collins.

Fiduciary Duty, Securities Laws Compliance and Code of Ethics

As a registered investment adviser, Insight has a fiduciary duty to its clients. Further, Insight and its employees must comply with all applicable securities laws, including but not limited to the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury, each as amended. In addition, Insight, its employees and affiliated persons must adhere to Insight’s code of ethics as set forth in this Compliance Procedure Manual, including Insight’s Personal Trading Policy as set forth below (which includes the Pre-Approval Process set forth Exhibit A hereto) and the Code of Ethics of Professional Conduct, as amended, established by the CFA Institute (formerly the Association for Investment Management and Research) set forth in Exhibit B hereto.

Among other things, this means that neither Insight nor any of its employees or affiliated persons, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Insight client, may (1) employ any device, scheme or artifice to defraud the client; (2) make any untrue statement of a material fact to the client or omitting to state a material fact necessary to make the statements to the client, in light of the circumstances under which they are made, not misleading; (3) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the client; or (4) engage in any manipulative practice with respect to the client. A “security held or to be acquired by an Insight client” means any reportable security (as defined in Exhibit A) that, within the previous 15 days (i) is or has been held by the client, (ii) is being or has been considered by the client or Insight for purchase by the client, and (iii) any option to purchase or sell, and any security convertible or exchangeable for, a reportable security described in (i) or (ii).

Personal Trading Policy

Pre-Approval Process

Each employee desiring to effect a personal trade of securities shall comply with the Pre-Approval Process set forth in Exhibit A hereto.

Revised January 2, 2007
Insight Capital Research & Management, Inc.

Personal Trading Policy (cont’d)

Personal Securities Reporting

Each new Insight employee must submit a written report to Insight, as soon as practicable after hire (but not later than 10 days thereafter), listing all accounts and the reportable securities held therein for the direct or indirect benefit of the new employee as well as the name of the institution at which such accounts are maintained. All such information reported by the new employee must be current as of a date not more than 45 days before the date the new employee submits the report. Each new employee also must ensure that following each calendar quarter thereafter (i) Insight timely receives duplicate statements and confirms of reportable holdings and transactions in all existing or new accounts for that quarter and (ii) the new employee timely reports on the forms provided by the Director of Trading, all as described below, any reportable securities holdings and transactions for that quarter not included on account statements or confirms.

Within 20 days after the end of each calendar quarter, all Insight employees must provide confirms and statements of all accounts in which reportable securities are or have been held for the direct or indirect benefit of the employee for that quarter. To the extent that these confirms and statements do not report all reportable securities holdings and transactions for an employee, the employee must complete and submit such information on the form(s) provided by the Director of Trading within 20 days after the end of each such quarter.

All duplicate confirms and statements should be forwarded to the following address:

Insight Capital Compliance
1630 N. Main Street, #63
Walnut Creek, CA 94596

The due dates for reporting quarterly transaction information, required within 20 days of the calendar quarter end, are as follows:

Quarter End	Due Date

March 31st	April 20th
June 30th	July 20th
September 30th	October 20th
December 31st	January 20th

If the due date falls on a non-business day, the information is due on the business day before the due date listed above.

Revised January 2, 2007
Insight Capital Research & Management, Inc.

Personal Trading Policy (cont’d)

Review of Personal Securities Reports and Information

Following the end of each calendar quarter, the Director of Trading (or that Director’s designee) will review the personal securities information submitted by employees and Insight’s restricted securities list to (i) verify that such transactions comply with Insight’s internal policies and procedures as well as applicable securities laws and regulations, including but not limited to Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and Rule 17j-1 under the Investment Company Act of 1940, as amended, and (ii) assess whether the employee is trading for his/her own account in the same securities on the restricted list. In addition, the Director of Trading (or that Director’s designee) will make analyses from time to time to identify potential or actual conflicts of interest and patterns that may indicate abuse, including, as appropriate, reviewing any substantial disparities between the quality of performance achieved by an employee and by Insight’s clients. The Director of Investment Management (or that Director’s designee) will review the securities transactions and holdings of the Director of Trading.

Recording Keeping

The Assistant to the C.O.O. is responsible for maintaining copies of the code of ethics, including amendments, as well as the employees’ written acknowledgement of receipt of the code. In addition, the Assistant to the C.O.O., in conjunction with the Director of Trading, is responsible for maintaining records of the holdings and transaction reports made by employees, records of violation and actions taken as a result of violations, and any records of decisions by authorized management to allow employees to acquire securities in IPOs and limited offerings.

Revised January 2, 2007
Insight Capital Research & Management, Inc.

Personal Trading Policy

Pre-Approval of Transactions

It is your responsibility to review your own investments and consider your own conduct to ensure you do not place Insight in a position where a conflict of interest or fraudulent situation may exist. However, you must also pre-clear transactions in all securities, including:

1.	All equities
2.	REITS
3.	Closed end mutual funds and unit trusts
4.	Convertible corporate bonds
5.	Calls, puts, warrants
6.	Secondary and other public offerings. (Investments in IPOs are generally prohibited.)
7.	Private placements
8.	ETFs (open and closed ended)

For purposes of having a record, exercise of stock options that are granted under an employer stock option plan by your spouse’s employer must be reported. You are also required to disclose your spouse’s participation in this plan and report these transactions on your quarterly statement. (Subsequent sale of stock in public market must be pre-cleared.)

Generally, once pre-cleared, you will be authorized to transact in that security for the trading day, as the pre-clearance system denies requests based on security and not by transaction type.

It is the employee’s responsibility to remain informed about the current procedure for pre-clearance and to ensure they do not transact in a security outlined above which has not been approved through the preclearance process.

Examples of transactions that you do not have to pre-clear:

1.	Direct obligations of the U.S. (treasury notes, bonds, etc.).
2.	Open End Mutual Fund purchases or sales (stock, money market, etc.), provided that Insight is not providing investment advice to the Fund.
3.	Transactions effected in any account over which you have no direct influence or control (i.e. private account managed by another investment advisor (cannot be a broker) on a full discretionary basis).
4.     Non-discretionary transactions (i.e. effected by a broker to meet margin requirements, stock put or called that was previously pre-cleared and authorized to buy/sell puts/calls, transactions effected pursuant to an automatic investment plan).
5.	Fixed income investments, money market funds, CD’s, corporate bonds, GHMA & Municipal bonds, etc., which are not convertible into stock/equity.

Reportable Securities

1.	All securities for which pre-clearance is required.
2.	All other securities, including government and corporate bonds, which are not exempt from reporting requirements. Exempt securities are noted below.
3.
For separate accounts managed by another investment advisor (item 3 above), Insight should receive a copy of the signed agreement between you and the advisor so that we have documentation of the full discretionary account status.

Revised January 2, 2007
Insight Capital Research & Management, Inc.

Reportable Securities (cont’d)

4.	Non-discretionary transactions (i.e. effected by a broker to meet margin requirements, stock put or called that was previously pre-cleared and authorized to buy/sell puts/calls).

Securities Exempt from Reporting

1.	Transactions and holdings in direct obligations of the Government of the United States.
2.	Money market instruments—bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.
3.	Shares of money market funds.
4.	Transactions and holdings in shares of open-ended mutual funds, unless Insight or a control affiliate acts as the investment adviser or principal underwriter for the fund.
5.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated (not managed by Insight) mutual funds.

Employee Accounts Managed By Insight

The following policy pertains to accounts beneficially owned by you for which Insight is responsible for directing trades (either in a separate account or wrap program).

1.
You must obtain written approval from Peter Gozelski, Charles Gehring, Jim Collins or Lisa Miller prior to opening an account or placing restrictions on the account. You will be required to meet the same suitability criteria as other clients.

2.	Close/liquidation of employee accounts under Insight’s management will be completed as with any other client.
3.	You will be required to notify Insight of pertinent information that may affect your suitability in this investment.
4.
The account will be traded as other client accounts under that specific investment strategy and orders will be aggregated with client accounts when possible. You will be subject to the same administrative requirements, however, minimum account sizes may be waived depending on the strategy.

5.	You must pay all fees associated with the account. (Management fees to Insight will be waived when possible.)
6.
You must accept all risks (including financial costs) associated with the investment including changes to personal trading policies as a result of any review and determination by regulators or Insight. At this time, regulations do not prohibit employees from investing in the company strategy, however, please note that these accounts are routinely audited during regulatory on-site visits.

7.
It is your personal responsibility to be aware of regulations concerning the personal investments of investment advisory personnel. In addition, changes in regulations or determinations by regulators may impose financial risk. It is your responsibility to assume this liability.

For more information about opening an Insight managed account, please see Peter Gozelski. To obtain new account paperwork, as well as Insight’s FORM ADV Part II, please see the marketing department or wrap program sponsor.

Insight has adopted the CFA Institute/AIMR Code of Ethics, as amended (Exhibit B). While the code specifically references financial analysts, all employees are expected to adhere to this code as well as all policies and procedures implemented by Insight.

Revised January 2, 2007
Insight Capital Research & Management, Inc.

As stated in the CFA Institute/AIMR Code of Ethics, do not use non-public (i.e. "insider") information in determining whether to buy/sell a stock or recommend the purchase/sale of a stock for clients or for personal accounts over which you have beneficial ownership. In addition, do not disclose non-public information, such as recommended trades, to anyone outside the firm (including family members), or enter orders in your beneficial ownership accounts based on insider (non-public) information, obtained through our internal research or brought to your attention by persons outside the company (Rule 204A of Investment Advisers Act of 1940, as amended).

Employees are expected to use sound judgment and not enter into any securities or business transactions that may create an appearance of a conflict of interest. A conflict of interest could, for example, be construed to be the acceptance of public or non-public securities from a client or broker, or the opportunity to invest in a public or non-public security from a client or broker through a limited offering. Furthermore, a conflict of interest can be present if an investment opportunity through a limited offering is purchased by an Insight employee when such security is appropriate for clients to invest in on both a financial and legal basis.

Violation of company policies will lead to disciplinary action, up to and including immediate termination of your employment with Insight, and may result in actions by Insight or the SEC to recover damages resulting from any violation. Employees must promptly report any violations of this code immediately to the attention of the Chief Compliance Officer, Lisa Miller. Reports may be anonymous and neither Insight nor any employee may retaliate against anyone who reports a violation.

Our clients are always our first priority. Personal transactions will not interfere with the responsibilities of servicing our clients.

The employee acknowledges that we are an investment firm and any security could be restricted without notice and/or visibility at any time, limiting an employee’s ability to further transact in that security.

Revised January 2, 2007
Insight Capital Research & Management, Inc.

Code of Ethics and Standards of Professional Conduct

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct (Code and Standards) are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by setting high standards of education, integrity, and professional excellence. High ethical standards are critical to maintaining the public's trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® (CFA®) designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, candidacy in the CFA Program, and the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including Chartered Financial Analyst® [CFA®] charterholders) and candidates for the CFA designation ("Members and Candidates") must:

- Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.
- Place the integrity of the investment profession and the interests of clients above their own personal interests.
- Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.
- Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.
- Promote the integrity of, and uphold the rules governing, capital markets.
- Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS OF PROFESSIONAL CONDUCT

I. PROFESSIONALISM

A. Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B. Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another's independence and objectivity.

C. Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D. Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II. INTEGRITY OF CAPITAL MARKETS

A. Material Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B. Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III. DUTIES TO CLIENTS

A. Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients' interests before their employer's or their own interests. In relationships with clients, Members and Candidates must determine applicable fiduciary duty and must comply with such duty to persons and interests to whom it is owed.

© 2005 CFA Institute

Revised January 2, 2007
Insight Capital Research & Management, Inc.

STANDARDS OF PROFESSIONAL CONDUCT continued

B. Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. Suitability.

1. When Members and Candidates are in an advisory relationship with a client, they must:

   a. Make a reasonable inquiry into a client's or prospective clients' investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

   b. Determine that an investment is suitable to the client's financial situation and consistent with the client's written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

   c. Judge the suitability of investments in the context of the client's total portfolio.

2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. Performance Presentation. When communicating investment performance information, Members or Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E. Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1. The information concerns illegal activities on the part of the client or prospective client.
2. Disclosure is required by law.
3. The client or prospective client permits disclosure of the information.

IV. DUTIES TO EMPLOYERS

A. Loyalty. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B. Additional Compensation Arrangements. Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, their employer's interest unless they obtain written consent from all parties involved.

C. Responsibilities of Supervisors. Members and Candidates must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to their supervision or authority.

V. INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTION

A. Diligence and Reasonable Basis. Members and Candidates must:

1. Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.
2. Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B. Communication with Clients and Prospective Clients. Members and Candidates must:

1. Disclose to clients and prospective clients the basic format and general principles of the investment processes used to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.
2. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.
3. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analysis, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI. CONFLICTS OF INTEREST

A. Disclosure of Conflicts. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B. Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C. Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to, others for the recommendation of products or services.

VII. RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A. Conduct as Members and Candidates in the CFA Program. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

B. Reference to CFA Institute, the CFA designation, and the CFA Program. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

Insight Capital Research & Management, Inc.
July 5, 2006